As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-211039

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-4 ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROCADE COMMUNICATIONS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0409517
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 Holger Way

San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan

(Full title of the plan)

Ellen A. O’Donnell

Senior Vice President, General Counsel and Corporate Secretary

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, California 95134

(408) 333-8000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rob R. Carlson, Esq.

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.001 par value per share, to be issued under the Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan	8,204,239	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Amendment”) (File No. 333-211039) filed with the Securities and Exchange Commission (the “Commission”) on April 29, 2016 (the “Initial Registration Statement”, as amended by Amendment No. 1 to the Initial Registration Statement filed with the Commission on May 19, 2016 (together with the Initial Registration Statement, the “Amended Registration Statement” and, together with this Amendment, the “Registration Statement”), relates to the common stock, $0.001 par value per share ( “Common Stock”), of Brocade Communications Systems, Inc. (the “Registrant”). The Registrant is a party to an Agreement and Plan of Merger, dated April 3, 2016, among the Registrant, Ruckus Wireless, Inc. (“Ruckus”) and Stallion Merger Sub Inc., a direct wholly owned subsidiary of the Registrant (“Merger Sub”), pursuant to which, on May 27, 2016, Merger Sub merged with and into Ruckus, with Ruckus surviving the merger as the surviving corporation (the “Merger”). At the effective time of the Merger, (i) each unvested Ruckus stock option to purchase a share of Ruckus common stock, par value $0.001 per share (“Ruckus Common Stock”), which had an exercise price less than $12.58, was cancelled and replaced with an award of the Registrant’s restricted stock units relating to a number of shares of Common Stock equal to the quotient obtained by dividing $8.18 into (A) the difference between $12.58 and the exercise price of the applicable Ruckus stock option multiplied by (B) the number of shares of Common Stock subject to the applicable Ruckus stock option, with a vesting term substantially similar (on a proportional basis) to the applicable Ruckus stock option; (ii) each unvested Ruckus stock option to purchase a share of Ruckus Common Stock, which had an exercise price equal to or greater than $12.58, was cancelled and replaced with an award of a stock option to purchase 1.54 shares of Common Stock, with the option exercise price per share of Common Stock equal to the exercise price of the applicable Ruckus stock option divided by 1.54 and a vesting term substantially similar (on a proportional basis) to the applicable Ruckus stock option; (iii) each unvested Ruckus restricted stock unit that was subject solely to a time-based vesting condition was cancelled and replaced with an award of the Registrant’s restricted stock units relating to 1.54 shares of Common Stock with the same vesting terms of the applicable Ruckus restricted stock unit; and (iv) each unvested Ruckus restricted stock unit that was subject to a performance-based vesting condition was cancelled and replaced with an award of the Registrant’s restricted stock units relating to 1.54 shares of Common Stock with the same time vesting schedule as the applicable Ruckus restricted stock unit, but without any performance conditions.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(3)	Not applicable. All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Initial Registration Statement. Accordingly, no filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

The Registrant hereby amends the Amended Registration Statement, which the Commission declared effective at 10:00 a.m. Eastern Time on May 25, 2016, by filing this Amendment.

At the effective time of the Merger, (i) each unvested Ruckus stock option to purchase a share of Ruckus Common Stock, which had an exercise price less than $12.58, was cancelled and replaced with an award of the Registrant’s restricted stock units relating to a number of shares of Common Stock equal to the quotient obtained by dividing $8.18 into (A) the difference between $12.58 and the exercise price of the applicable Ruckus stock option multiplied by (B) the number of shares of Common Stock subject to the applicable Ruckus stock option, with a vesting term substantially similar (on a proportional basis) to the applicable Ruckus stock option; (ii) each unvested Ruckus stock option to purchase a share of Ruckus Common Stock, which had an exercise price equal to or greater than $12.58, was cancelled and replaced with an award of a stock option to purchase 1.54 shares of Common Stock, with the option exercise price per share of Common Stock equal to the exercise price of the applicable Ruckus stock option divided by 1.54 and a vesting term substantially similar (on a proportional basis) to the applicable Ruckus stock option; (iii) each unvested Ruckus restricted stock unit that was subject solely to a time-based vesting condition was cancelled and replaced with an award of the Registrant’s restricted stock units relating to 1.54 shares of Common Stock with the same vesting terms of the applicable Ruckus restricted stock unit; and (iv) each unvested Ruckus restricted stock unit that was subject to a performance-based vesting condition was cancelled and replaced with an award of the Registrant’s restricted stock units relating to 1.54 shares of Common Stock with the same time vesting schedule as the applicable Ruckus restricted stock unit, but without any performance conditions.

The purpose of this Amendment is to register on Form S-8 shares of Common Stock that were previously registered on the Amended Registration Statement that may be issued pursuant to the Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 filed with the Commission on December 22, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 30, 2016 filed with the Commission on March 4, 2016;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016 filed with the Commission on June 3, 2016;

(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 29, 2016;

(e)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 9, 2016;

(f)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2016;

(g)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 13, 2016;

(h)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 2, 2016 (only with respect to the information filed under Item 8.01 thereof);

(i)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2016 (only with respect to the information filed under Item 8.01 thereof);

(j)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 27, 2016; and

(k)	The description of the Registrant’s common stock set forth in the Registration Statement on Form 8-A filed with the Commission on March 19, 1999 (File No. 000-25601) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02, 7.01 or 9.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, California 95134

(408) 333-8000

Attn: Corporate Secretary

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Article XI of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served at any other enterprise as a director, officer, or employee at the request of the Registrant or any predecessor to the Registrant. The Amended and Restated Certificate of Incorporation also provides that no amendment or repeal of any provision of Article XI of the Amended and Restated Certificate of Incorporation shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

The Registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits listed on the accompanying Exhibit Index are filed as part of, and incorporated by reference into, this Registration Statement.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to Form S-4 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 3, 2016.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Daniel W. Fairfax
Name:	Daniel W. Fairfax
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Lloyd A. Carney Lloyd A. Carney	Director and Chief Executive Officer (Principal Executive Officer)	June 3, 2016

/s/ Daniel W. Fairfax Daniel W. Fairfax	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2016

* David L. House	Chairman of the Board of Directors	June 3, 2016

* Judy Bruner	Director	June 3, 2016

* Renato A. DiPentima	Director	June 3, 2016

* Alan L. Earhart	Director	June 3, 2016

* John W. Gerdelman	Director	June 3, 2016

* Kim C. Goodman	Director	June 3, 2016

* L. William Krause	Director	June 3, 2016

* David E. Roberson	Director	June 3, 2016

* Sanjay Vaswani	Director	June 3, 2016

*By: /s/ Ellen A. O’Donnell Name: Ellen A. O’Donnell	Attorney-in-Fact	June 3, 2016

EXHIBIT INDEX

Exhibit Number	Description

5.1*	Opinion of Paul Hastings LLP

10.1*	Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Paul Hastings LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-4 (File No. 333-211039) filed with the Commission on April 29, 2016)

*	Filed herewith.